Exhibit 99.1

TransDigm Group Announces Pricing of $425 Million of 7¾% Senior Subordinated Notes Due 2014

CLEVELAND, OH (September 30, 2009)/PRNewsire FirstCall/ — TransDigm Group Incorporated (“TransDigm Group”) (NYSE: TDG) announced today that its wholly-owned subsidiary, TransDigm Inc. (“TransDigm”), has priced a private offering of $425 million of 7 ¾% Senior Subordinated Notes due 2014 (the “Notes”).

The Notes were priced at 97.125% of the principal amount plus accrued interest from October 6, 2009, representing an effective yield to maturity of 8.5% to the purchasers of the Notes. The sale of the Notes is expected to close on October 6, 2009. TransDigm intends to use the net proceeds from the offering of the Notes to make a cash distribution to TransDigm Group and TransDigm Group intends to use such cash distribution to pay, in turn, a special cash dividend to its stockholders in the approximate range of $7.50 to $7.70 per share, to make cash dividend equivalent payments to certain holders of options to purchase its common stock under its 2006 Stock Incentive Plan Dividend Equivalent Plan and its 2003 Stock Option Dividend Equivalent Plan, and for general corporate purposes.

The Notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the senior notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting and AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers and started generators and related components.

Contact:    Sean Maroney

                   Investor Relations

                   (216) 706-2945

                   ir@transdigm.com